Exhibit 5.1

Hamilton & Associates Law Group, P.A.

A Professional Association

Attorneys and Counselors at Law

200 East Palmetto Park Road, Suite 103

Boca Raton, Florida 33432

Telephone:561-416-8956

Facsimile: 561-416-2855

Email: info@securitieslawyer101.com

Firm Website: www.securitieslawyer101.com

October 31, 2022

ASP Isotopes Inc.

433 Plaza Real, Suite 275

Boca Raton, Florida 33432

Re: Registration Statement on Form S-1 (File No. 333-267392)

Ladies and Gentlemen:

We have acted as counsel to ASP Isotopes Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on September 12, 2022 (File No. 333-267392) (as amended, the “Registration Statement”), relating to an underwritten public offering of up to 1,725,000 (the “Company Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), which includes up to 225,000 Shares that may be purchasable by the underwriters upon their exercise of an option granted to the underwriters by the Company.

The Company is also registering the resale of up to 2,057,500 shares of Common Stock that may be sold by certain selling stockholders described in the Registration Statement (the “Selling Stockholder Shares”) which are currently outstanding.

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. We express no opinion concerning any law other than the laws of the State of Delaware.

On the basis of the foregoing, we are of the opinion that (a) upon filing by the Company of its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, a form of which has been filed as Exhibit 3.3 to the Registration Statement, the Company Shares will be duly authorized for issuance, (b) when the Company Shares are issued and paid for in accordance with the terms of the underwriting agreement, substantially in the form filed as Exhibit 1.1 to the Registration Statement, they will be validly issued, fully paid and nonassessable, and (c) the Selling Stockholder Shares have been validly issued and are fully paid and non-assessable.

ASP Isotopes Inc.

October 31, 2022

Page Two

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Company Shares, the Selling Stockholder Shares or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

Brenda Hamilton

Hamilton & Associates Law Group, P.A.